Exhibit (d)(41)(i)

AMENDMENT NO. 1

TO SCHEDULE A

to the

INVESTMENT SUB-ADVISORY AGREEMENT

Dated June 17, 2022

among

 Empowered Funds, LLC, Bridgeway Capital Management, LLC, and EA Series Trust

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule

	Fee	Effective
EA Bridgeway Blue Chip ETF (Ticker: BBLU)	5 basis points	June 17, 2022
EA Bridgeway Omni Small-Cap Value ETF (Ticker: BSVO)	35 basis points	March 13, 2023

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 by their respective duly authorized officers as of September 26, 2022.

EMPOWERED FUNDS, LLC		EA SERIES TRUST

By:	/s/ Patrick R. Cleary	By:	/s/ Wesley R. Gray
Name:	Patrick R. Cleary	Name:	Wesley R. Gray
Title:	Chief Executive Officer	Title:	Executive Managing Member

BRIDGEWAY CAPITAL MANAGMENT, LLC

By:	/s/ Tammira Philippe, CFA
Name:	Tammira Philippe, CFA
Title:	President and Chief Executive Officer